UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 26, 2014

GLEACHER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14140

(Commission File Number)

22-2655804

(IRS Employer Identification No.)

677 Broadway, 2nd Floor

Albany, New York

(Address of Principal Executive Offices)

12207

(Zip Code)

(212) 273-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the previously announced stockholder approval of the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution and Liquidation, on June 26, 2014, the Board of Directors of the Company approved the delisting of the Company’s securities from the NASDAQ Global Market (“NASDAQ”).  The Company provided notice to NASDAQ of its intent to voluntarily delist and deregister its common stock from NASDAQ on June 27, 2014. The Company intends to file a Form 25 with the Securities and Exchange Commission on or about July 7, 2014 to commence the delisting process. The Company expects that the delisting will become effective prior to the commencement of trading on or about July 17, 2014, at which time trading in the Company’s common stock will be indefinitely suspended.

The Company announced the matter described in Item 3.01 above in a press release issued on June 27, 2014. The press release is filed herewith as Exhibit 99.1.

Item 5.02.                                        Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2014, the Board of Directors of the Company also approved the filing of a certificate of dissolution with the Delaware Secretary of State on or about the date the Company’s NASDAQ delisting becomes effective, which the Company expects will be on or about July 17, 2014. In connection with the filing of the certificate of dissolution and with the events described in Item 3.01 above, Marshall Cohen and Mark Patterson, members of the Company’s Board of Directors, have each tendered his resignation as a director of the Company, to be effective immediately prior to the filing of the certificate of dissolution.

Item 8.01.                                        Other Events.

Under applicable law, as of the date and time of the filing of the certificate of dissolution, which we anticipate will be on or about July 17, 2014, the Company will, as a general matter, no longer be able to issue stock, and consequently it will close its stock transfer books and discontinue recording transfers and issuing stock certificates (other than replacement certificates). The Company previously sent a letter to each of its stockholders of record and option holders notifying them of the steps they must take if they wish to transfer shares or exercise their options, as applicable. In connection with the current anticipated timing for filing the certificate of dissolution, if any option holder wishes to exercise his or her options, the Company must receive a validly tendered exercise notice, with payment in full (in all cases as set forth in the related option agreement) no later than July 7, 2014 (updated from June 23, as stated in the letters previously sent to option holders), after which time all options will be cancelled.

Separately, the Company reported that increased legal fees and other expenses related principally to ongoing litigation likely would increase the Company’s forecasted remaining operating expenses from April 1, 2014 to approximately $16 million, compared to operating expenses of approximately $13 million as previously projected and disclosed by the Company. Additionally, a portfolio company in the Company’s FA Technology Ventures (“FATV”) private equity investment was recently acquired in an all-cash transaction. Terms were not publicly disclosed. The Company estimates that its allocable portion of the proceeds from this sale will be approximately $9 million - $10 million, an amount below that previously estimated by the Company.

Principally as a result of these developments, the Company is reducing its anticipated range of aggregate recoveries in its planned dissolution and liquidation to between $55 million and $85 million ($8.90 and $13.75 per share), compared to $60 million and $90 million ($9.70 and $14.55 per share) as previously projected. The Company has not changed its intent to make an initial liquidating distribution of $20 million ($3.23 per share). Per-share amounts are based on the number of shares outstanding at March 31, 2014.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release of Gleacher & Company, Inc. dated June 27, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEACHER & COMPANY, INC.

By:	/s/ Bryan J. Edmiston
Name: Bryan J. Edmiston
Title: Controller

June 27, 2014

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